[EXECUTION COPY]


                                 LOAN AGREEMENT


                                     between


                                   SYBRA, INC.


                                       and


                          ATHERTON CAPITAL INCORPORATED


                     Dated as of ____________________, 1997

                                 LOAN TRANCHE A
                               ARBY'S RESTAURANTS

                                 LOAN AGREEMENT

                                Table of Contents


SECTION I.           INTERPRETATION.....................................................................  1
                     --------------
           1.01.     Definitions........................................................................  1
                     -----------
           1.02.     GAAP...............................................................................  1
                     ----
           1.03.     Governing Law......................................................................  1
                     -------------
           1.04.     Construction.......................................................................  1
                     ------------
           1.05.     Entire Agreement...................................................................  1
                     ----------------
           1.06.     Other Interpretive Provisions......................................................  1
                     -----------------------------

SECTION II.          CREDIT FACILITY....................................................................  1
                     ---------------
           2.01.     Term Loan..........................................................................  1
                     ---------
                     (a)       Loan.....................................................................  1
                               ----
                     (b)       Interest Rate............................................................  2
                               -------------
                     (c)       Scheduled Payments.......................................................  2
                               ------------------
                     (d)       Maximum Interest Rate....................................................  2
                               ---------------------
           2.02.     Origination Fee....................................................................  2
                     ---------------
           2.03.     Prepayments........................................................................  2
                     -----------
                     (a)       Prepayment in Whole......................................................  2
                               -------------------
                     (b)       Borrower Acknowledgement.................................................  2
                               ------------------------
           2.04.     Other Payment Terms................................................................  3
                     -------------------
                     (a)       Place and Manner.........................................................  3
                               ----------------
                     (b)       Date.....................................................................  3
                               ----
                     (c)       Late Payments............................................................  3
                               -------------
                     (d)       Application of Payments..................................................  3
                               -----------------------
           2.05.     Note(s)............................................................................  3
                     -------
           2.06.     Taxes on Payments..................................................................  3
                     -----------------
           2.07.     Credit Support.....................................................................  3
                     --------------
                     (a)       Security.................................................................  3
                               --------
                     (b)       Further Assurances.......................................................  3
                               ------------------
                     (c)       Partial Release of Security Interest against Primary Collateral..........  4
                               ---------------------------------------------------------------
                     (d)       Release of Negative Pledge Agreement - Secondary Collateral..............  5
                               -----------------------------------------------------------
           2.08.     Loan Assignment and Assumption.....................................................  5
                     ------------------------------

SECTION III.         CONDITIONS PRECEDENT...............................................................  5
                     --------------------
           3.01.     Documentary and Related Conditions Precedent.......................................  6
                     --------------------------------------------

SECTION IV.          REPRESENTATIONS AND WARRANTIES.....................................................  6
                     ------------------------------
           4.01.     Borrower's Representations and Warranties..........................................  6
                     -----------------------------------------
                     (a)       Legal Status.............................................................  6
                               ------------
                     (b)       Authorization and Validity...............................................  6
                               --------------------------
                     (c)       Formation and Organizational Documents...................................  6
                               --------------------------------------
                     (d)       No Violation.............................................................  6
                               ------------
                     (e)       Permits and Licenses.....................................................  6
                               --------------------
                     (f)       Litigation...............................................................  6
                               ----------
                     (g)       Title....................................................................  6
                               -----
                     (h)       Financial Statements.....................................................  7
                               --------------------
                     (i)       Solvency, Etc............................................................  7
                               -------------
                     (j)       Franchise Agreement and Lease............................................  7
                               -----------------------------
                     (k)       Leasehold Mortgage.......................................................  7
                               ------------------
                     (l)       Taxes....................................................................  8
                               -----
                     (m)       Compliance with Laws.....................................................  8
                               --------------------


                                       i


                     (n)       ERISA....................................................................  8
                               -----
                     (o)       Accuracy of Information Furnished........................................  8
                               ---------------------------------

SECTION V.           COVENANTS..........................................................................  8
                     ---------
           5.01.     Affirmative Covenants..............................................................  8
                     ---------------------
                     (a)       Compliance Certificates..................................................  8
                               -----------------------
                     (b)       Communications with Franchisor...........................................  9
                               ------------------------------
                     (c)       Other Documents..........................................................  9
                               ---------------
                     (d)       Books and Records........................................................  9
                               -----------------
                     (e)       Inspections..............................................................  9
                               -----------
                     (f)       Insurance................................................................  9
                               ---------
                     (g)       Governmental Charges and Other Indebtedness.............................. 10
                               -------------------------------------------
                     (h)       Use of Proceeds.......................................................... 10
                               ---------------
                     (i)       General Business Operations.............................................. 10
                               ---------------------------
                     (j)       Additional Debt.......................................................... 10
                               ---------------
                     (k)       Notices.................................................................. 11
                               -------
                     (l)       Loan Documents........................................................... 11
                               --------------
                     (m)       Permitted Contests....................................................... 11
                               ------------------
                     (n)       Performance by Lender.................................................... 11
                               ---------------------
                     (o)       Casualty and Condemnation................................................ 11
                               -------------------------
                     (p)       Extension and Renewal of Franchise Agreements and Lease Agreement........ 12
                               -----------------------------------------------------------------
                     (q)       Financial Statements and Reports......................................... 12
                               --------------------------------
                     (r)       ERISA.................................................................... 13
                               -----
                     (s)       Minimum Liquidity Level.................................................. 13
                               -----------------------
                     (t)       Capital Expenditures..................................................... 13
                               --------------------
                     (u)       Landlord Estoppel Agreements; Leasehold Mortgages........................ 13
                               -------------------------------------------------
                     (v)       Mortgage Non-Disturbance Agreements...................................... 13
                               -----------------------------------
           5.02.     Negative Covenants................................................................. 13
                     ------------------
                     (a)       Liens.................................................................... 13
                               -----
                     (b)       Asset Dispositions....................................................... 13
                               ------------------
                     (c)       Franchise Agreements; Leases & Material Contracts........................ 14
                               -------------------------------------------------
                     (d)       Change in Control........................................................ 14
                               -----------------
                     (e)       Merger and Purchase Transactions......................................... 14
                               --------------------------------
                     (f)       Transactions with Affiliates............................................. 14
                               ----------------------------
                     (g)       Contingent Liabilities................................................... 14
                               ----------------------
                     (h)       Restrictions on Dividends & Distributions................................ 14
                               -----------------------------------------
                     (i)       Investment Limitation.................................................... 15
                               ---------------------
                     (j)       Change in Nature of Business............................................. 15
                               ----------------------------
                     (k)       Pre Distribution Fixed Charge Ratio...................................... 15
                               -----------------------------------

SECTION VI.          DEFAULT............................................................................ 15
                     -------
           6.01.     Events of Default.................................................................. 15
                     -----------------
                     (a)       Monetary................................................................. 15
                               --------
                     (b)       Performance of Obligations............................................... 15
                               --------------------------
                     (c)       Representations and Warranties........................................... 16
                               ------------------------------
                     (d)       Liens, Attachment; Condemnation.......................................... 16
                               -------------------------------
                     (e)       ......................................................................... 16
                     (f)       Transfer of Property or Interest in Borrower............................. 16
                               --------------------------------------------
                     (g)       Adverse Financial Condition.............................................. 16
                               ---------------------------
                     (h)       Termination or Revocation of Guaranty.................................... 16
                               -------------------------------------
                     (i)       Default under Franchise Agreements....................................... 16
                               ----------------------------------
                     (j)       Default under Lease...................................................... 16
                               -------------------
                     (k)       Default under Other Material Restaurant Agreements....................... 16
                               --------------------------------------------------
                     (l)       Voluntary Bankruptcy; Insolvency; Dissolution............................ 17
                               ---------------------------------------------
                     (m)       Involuntary Bankruptcy................................................... 17
                               ----------------------

                                       ii


           6.02.     Remedies........................................................................... 17
                     --------

SECTION VII.         MISCELLANEOUS...................................................................... 17
                     -------------
           7.01.     Notices............................................................................ 17
                     -------
           7.02.     Expenses........................................................................... 18
                     --------
           7.03.     Indemnification.................................................................... 18
                     ---------------
           7.04.     Waivers; Amendments................................................................ 18
                     -------------------
           7.05.     Successors and Assigns............................................................. 19
                     ----------------------
                     (a)       Binding Effect........................................................... 19
                               --------------
                     (b)       Loan Sales and Participation; Disclosure of Information.................. 19
                               -------------------------------------------------------
           7.06.     Setoff............................................................................. 19
                     ------
           7.07.     No Third Party Rights.............................................................. 19
                     ---------------------
           7.08.     Partial Invalidity................................................................. 19
                     ------------------
           7.09.     JURY TRIAL......................................................................... 20
                     ----------
           7.10.     Counterparts....................................................................... 20
                     ------------
           7.11.     Recourse........................................................................... 20
                     --------
           7.12.     Cumulative Rights.................................................................. 20
                     -----------------
           7.13.     Survival........................................................................... 20
                     --------
           7.14.     Lender Discussions with the Franchisor............................................. 20
                     --------------------------------------

SCHEDULES:

           1.01      Definitions
           2.01      Liens Existing on the Closing Date
           3.01      Initial Conditions Precedent
           4.01(f)   Litigation
           4.01(j)   List of Affiliates, Subsidiaries and Other Franchise Ownership Interests
           5.01(h)   Use of Proceeds
           5.02(g)   Contingent Obligations

EXHIBITS:

           A         Note
           B         Matters to be Covered by Opinion of Borrower's Counsel
           C         Compliance Certificate
           D         Calculation of Adjusted Free Cash Flow
           E         Lease Summary
           F         Leasehold/Deed of Trust Mortgage
           G         Security Agreement
           H         Negative Pledge Agreement
           I         Mortgage Non-Disturbance Agreement
           J         Environmental Indemnity
           K         Guaranty Agreement
           L         Solvency Certificate
           M         Escrow Agreement

ATTACHMENTS:

           1         List of Restaurants
           2         Primary Collateral
           3         Secondary Collateral
           4         USRP Restaurant Leases
           5         Franchise Agreements to be Extended
           6         Illustration of Pre Distribution Fixed Charge Ratio

                                      iii


           7         Illustration of Post Distribution Fixed Charge Ratio
           8         Restaurants which may be closed/Restaurants Where Consent to Merger Not Obtained
           9         Salary, Wage and Bonus

                                 LOAN AGREEMENT


          THIS LOAN AGREEMENT, dated as of _________________, 1997 (this "Agreement"), is entered into by and between:

          (1) SYBRA, INC., a Michigan corporation, being the surviving entity of a merger with Newco ("Borrower"); and

          (2) ATHERTON CAPITAL INCORPORATED, a Delaware corporation (together with its successors and assigns, "Lender").

                                    AGREEMENT

          In consideration of the mutual covenants herein contained, Borrower and Lender hereby agree as follows:

SECTION I. INTERPRETATION.

          1.01. Definitions. Unless otherwise indicated in this Agreement or any other Loan Document, each term set forth in Schedule 1.01, when used in this Agreement or any other Loan Document, shall have the respective meaning given to that term in Schedule 1.01 or in the provision of this Agreement or other Loan Document referenced in Schedule 1.01, and terms defined in the singular shall have the same meaning when used in the plural and vice versa.

          1.02. GAAP. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

          1.03. Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

          1.04. Construction. Each of this Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

          1.05. Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          1.06. Other Interpretive Provisions. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.

SECTION II. CREDIT FACILITY.

          2.01. Term Loan.

          (a) Loan. Subject to the terms and conditions of the Loan Documents, Lender agrees to advance to Borrower on the Closing Date a term loan in the principal amount of FOUR MILLION SEVEN HUNDRED FOUR THOUSAND AND NO/100'S

Dollars and No/100 ($4,704,000) (the "Loan"). Lender shall advance the Loan to Borrower in a single advance. Borrower may not reborrow the principal amount of the Loan after repayment or prepayment thereof.

          (b) Interest Rate. Borrower shall pay interest on the unpaid principal amount of the Loan from the Closing Date until the Loan Maturity Date (as defined below), at the rate of _________________________________________ percent
(______._____%) per annum. All computations of interest shall be based upon a 360-day year of twelve 30-day months and, in the case of any partial month, on the actual number of days elapsed in such month.

          (c) Scheduled Payments. Principal and interest payments shall be payable in accordance with the terms of each Note, and on the loan maturity date (each as a "Loan Maturity Date" as such term is defined in each Note).

          (d) Maximum Interest Rate. In the event that the applicable interest rate on the Loan is determined to be in excess of the legal maximum rate, the portion of any interest payments made by Borrower representing the amount in excess of the applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of the Loan. Neither this Agreement nor any other Loan Document shall require the payment or permit the collection of interest or any late payment charge in excess of the maximum rate permitted by law. If herein or any other Loan Document any excess of interest or late payment charge in such respect is provided for or shall be adjudicated to be so provided for, neither Borrower, nor its successors or assigns shall be obligated to pay such interest or late payment charge in excess of the maximum amount permitted by law, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Agreement or any other Loan Document.

           2.02. Origination Fee. In connection with the Loan, Borrower shall pay to Lender an origination fee (the "Origination Fee") equal to one point seven five percent (1.75%) of the principal amount of the Loan. Borrower shall be credited with the application deposit and commitment fee previously paid to Lender with Borrower's loan application.

          2.03. Prepayments.

          (a) Prepayment in Whole. Borrower acknowledges that any prepayment of the Loan under this Agreement will cause Lender to lose its interest rate yield on the Loan and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield. As a consequence, Lender and Borrower agree as an integral part of the consideration for Lender making the Loan under this Agreement, that Borrower may prepay the principal balance of a
Note in full but not in part on a Payment Date, provided that Borrower is not in default of any term, condition or provision of any Loan Documents. Borrower understands that any prepayment shall require payment of the Yield Maintenance Amount on such Payment Date and, if Borrower elects to prepay, Borrower agrees to pay such Yield Maintenance Amount. In the event that Borrower elects to prepay the principal balance of a Note, Borrower will notify Lender in writing of Borrower's election to prepay such Note in full and agrees to specify in such notice the proposed Payment Date (for purposes of being a date on which prepayment occurs, the "Prepayment Date") for prepayment (which date shall not be less than thirty (30) days nor more than sixty (60) days from the date of said notice). Lender will notify Borrower within twenty (20) days of its receipt of such notice from Borrower in respect of the Note to be prepaid: the estimated total amount of accrued and unpaid interest, the unpaid principal balance, and Yield Maintenance Amount payable on the proposed Prepayment Date, subject to adjustment in the event of changes in the Treasury Rate, all of which shall be paid by Borrower to Lender on the Prepayment Date.

          (b) Borrower Acknowledgement. Borrower hereby acknowledges that the Lender would not have agreed to make the Loan without the prepayment provisions set forth in Section 2.03(a) and hereby waives any right or claim to the prepayment of the Loan (whether such prepayment is any optional prepayment under Section 2.03(a) or a mandatory prepayment required by any other provision of this Agreement or the other Loan Documents, including, without limitation, a prepayment upon acceleration) other than as set forth in this Section 2.03. Borrower hereby acknowledges that the inclusion of this waiver of prepayment rights and agreement to pay the Yield Maintenance Amount for voluntary or involuntary prepayment was separately negotiated with Lender, that the economic value of the various elements of this waiver and agreement was discussed, that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

                                         Borrower's Initials  ____

          2.04. Other Payment Terms.

          (a) Place and Manner. Borrower shall make all payments due to Lender hereunder, without setoff or counterclaim as against Lender, by payments at Lender's office, located at the address specified in Section 7.01, or at such other office designated in writing by Lender, in lawful money of the United States not later than 12:00 noon, San Francisco, California time, on the date due. Following an Event of Default, Lender shall have the right, at Lender's sole option, to require Borrower to make payment by means of the ACH System or other similar electronic funds transfer system.

           (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

           (c) Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including, without limitation, principal or interest payable on the Loan, any Yield Maintenance Amount, any fees or other amounts) remain unpaid for five (5) calendar days after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate. In addition, Borrower shall pay promptly to Lender, as liquidated damages, a late payment charge of five percent (5%) of the amount of any such late payment. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments hereunder, which expenses would be impracticable to quantify, and that Borrower payments under this Section 2.04(c) are a reasonable estimate of such expenses.

           (d) Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Loan Documents, second to accrued interest and the Yield Maintenance Amount, if any, then due and payable under this Agreement or the other Loan Documents, and finally to reduce the principal amount outstanding of the Loan in inverse order of maturity.

           2.05. Note. The obligation of Borrower to repay the Loan and to pay interest thereon at the rate provided herein shall be evidenced by those certain promissory notes, each in the form of Exhibit A (individually a "Note" and collectively a "Note") and each such Note shall be collectively (a) in an aggregate amount equal to the amount of the Loan, (b) dated the date hereof, and
(c) otherwise appropriately completed.

           2.06. Taxes on Payments. All payments made by Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (collectively called "Taxes"). If Borrower fails to pay any Taxes when due to the appropriate taxing authority, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Section 2.06 shall survive the termination of this Agreement.

           2.07. Credit Support.

           (a) Security. The Obligations shall be secured by the following:

                    (i)   The Security Agreement;

                    (ii)  Each Leasehold Mortgage;

                    (iii) The Guaranty; and

                    (iv) Each of the other documents, agreements and certificates listed on Schedule 3.01 which shall be delivered by Borrower to Lender on or prior to the Closing Date of the Loan.

           (b) Further Assurances. Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such additional security agreements, pledge agreements and other instruments, agreements, certificates, opinions and documents (including, without limitation, Uniform Commercial Code financing statements and fixture filings and landlord waivers and estoppel) as Lender may reasonably request to establish, maintain, perfect, protect and evidence the rights provided to Lender pursuant to the Loan Documents.

           (c) Partial Release of Security Interest against Primary Collateral. Lender agrees to release from the lien of its Security Agreement and its Leasehold Mortgage a Restaurant which is Primary Collateral, upon satisfaction in full of all of the following conditions:

          (i)       Borrower requests such release in writing at least thirty
                    (30) days in advance;

          (ii) Borrower has paid and satisfied all of its obligations under the Note corresponding to such Primary Collateral location in full;

          (iii) Borrower has paid the applicable Yield Maintenance Amount under Section 2.03 in connection with such Note (if no indebtedness has been allocated to such location then Borrower shall have paid to Lender a processing fee equal to $750 for each Primary Collateral location to be released);

          (iv) No Event of Default has occurred and is continuing under any of the Loan Documents;

          (v) The Pre Distribution Fixed Charge Ratio, as applied to the remaining Restaurants hereunder, for the 12 month period immediately preceding the Prepayment Date is equal to or greater than 1.30x and with such calculation, however, excluding payments in respect of the Note(s) being prepaid;

          (vi) In giving effect to the release of any such Primary Collateral (including any Indebtedness to be incurred by Borrower), the ratio of the remaining principal balance and interest balance of the Loan to the appraised value of the remaining Restaurants, as evidenced by an appraisal of Deloitte & Touche (or its successors or another accounting firm approved by Lender) delivered to Lender utilizing the valuation methodology used in connection with the origination of the Loan, does not exceed the percent indicated on Attachment 2; it being agreed, however, that Borrower may use the ------------ appraisal of Deloitte & Touche which was delivered to Lender in connection with the funding of the Loan under this Agreement for purposes of this Section 2.07(c)(vi) for any Primary Collateral location to be released by ------------------- Lender on a date during the period from the Closing Date through December 31, 1997, and thereafter, the Borrower shall deliver to Lender a new/updated appraisal in conformity with the requirements of this Section ------- 2.07(c)(vi) which in all cases shall be dated of a date no earlier than ----------- sixty (60) days prior to a Prepayment Date if a Note is required to be prepaid under this Section 2.07(c) or the date that Borrower requests a --------------- Primary Collateral location be released if no Note is required to be prepaid under this
                    Section 2.07(c); ---------------

          (vii) Subject to Section 5.02(b), that no more than two (2) Primary Collateral --------------- locations have been or are requested by Borrower to be released in any given calendar year which release may be cumulated by Borrower from year to year; provided, that any request by Borrower for the release of more than two (2) such Primary Collateral locations would be subject to approval by Lender in its sole discretion; it being the understanding and agreement, however, that Borrower may prepay in full at any time the outstanding principal balance and interest balance of each Note (subject to the provisions of Section 2.03) and that upon the payment in full of ------------ such obligation(s) then the Primary Collateral attendant with each Note will be released by Lender; and

          (viii) In the event that any such prepayment and release of Primary Collateral would result in less than five (5) Primary Collateral locations remaining as security for the Notes, then Borrower shall prepay all obligations under any and all remaining Notes hereunder in full (subject to the provisions of Section 2.03), and Lender's liens against all such remaining Primary Collateral locations will be released; and

          (ix) Borrower has paid all of Lender's expenses and costs incident to any such release, including, without limitation, filing fees for UCC termination statements, filing fees in respect of the release (or partial release of any lien under a Leasehold Mortgage) and reasonable attorney's fees.

          (d) Release of Negative Pledge Agreement - Secondary Collateral. On or after a date which is two (2) years from the Closing Date the Lender shall upon the written request of Borrower release the Borrower from the terms and conditions of the Negative Pledge Agreement if:

          (i) No Event of Default has occurred and is continuing under any of the Loan Documents; and

          (ii) During any two (2) year period immediately prior to such written request (a) the Borrower has not failed to make any payment to Lender when due and payable, whether under or in connection with this Agreement or a Loan Document, or any other agreement, document or instrument between Lender and Borrower, and (b) no Event of Default has occurred in respect of Sections 5.01(s) or (t) or Sections 5.02(h) or (k) of this Agreement.


           2.08. Loan Assignment and Assumption. The obligations of Borrower under this Agreement and the other Loan Documents may not be assigned by Borrower or assumed by any third party. The receipt of loan payments, the cashing of such payment checks, or such similar acts by Lender shall not constitute a waiver of this prohibition. Notwithstanding the foregoing, however, Lender shall, one time only, consent to the assumption of the Loan by a new borrower provided that each of the following conditions are met:

           (a) Borrower shall provide Lender with thirty (30) Business Days advance written notice of the proposed assumption of the Loan.

           (b) The new borrower or Borrower and any new guarantor, if any, shall provide to Lender, at the expense of the new borrower or Borrower, as applicable, evidence satisfactory to Lender, in its reasonable discretion, that the new borrower and any new guarantor, if any, and the Loan upon assumption meet Lender's current underwriting standards at such time. Such obligation shall include providing to Lender appraisals, credit reports, environmental reports and such other documentation as Lender shall reasonably request.

           (c) The new borrower must purchase all of the Collateral and all of Borrower's interest in the Restaurants and be a franchisee in good standing of the Franchisor authorized to operate the Restaurant.

          (d) No Default or Event of Default shall exist under any Loan Document or occur as a result of any assumption.

          (e) The new borrower or Borrower shall pay to Lender a fixed administrative fee equal to $5,000.

          (f) Either (i) final U.S. Treasury Regulations in substantially the form of Section 1.1001-3 of the proposed U.S. Treasury Regulations, as published on the date hereof, shall have become effective and, under such final U.S. Treasury Regulations, effecting a substitution of liabilities upon the satisfaction of the conditions to assumption set forth in this Section 2.08 will not constitute a "modification" of the Loans or (ii) Borrower and Guarantor shall not be released from their respective obligations under the Loan Documents.

          (g) The new borrower shall assume all the obligations of Borrower under the Loan Documents pursuant to an agreement approved by Lender, which approval shall not be unreasonably withheld, and a new guarantor shall assume all the obligations of the Guarantor under the Guaranty Agreement pursuant to an agreement approved by Lender, which approval shall not be unreasonably withheld.

           (h) Borrower shall obtain the written consent of Lender to the assumption, which consent shall be granted in Lender's sole discretion but shall not be unreasonably withheld upon the satisfaction of each of the conditions set forth in this Section 2.08.

          (i) Borrower shall pay any and all costs incurred by Lender in connection with such assumption, whether or not such assumption is consummated, including, without limitation, title insurance fees, legal fees, appraisal fees, and environmental consulting fees.

SECTION III. CONDITIONS PRECEDENT.

           3.01. Documentary and Related Conditions Precedent. The obligation of Lender to make the Loan is subject to receipt by Lender, on or prior to the Closing Date, of an original of each item listed in Schedule 3.01, each duly authorized, executed and delivered by the parties thereto, as applicable (other than the Lender), and further subject to all of the other matters and transactions required to be performed on or prior to the Closing Date, and with all of the foregoing being in form and substance satisfactory to Lender in its sole discretion.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

          4.01. Borrower's Representations and Warranties. To induce Lender to enter into this Agreement and to make the Loan hereunder, Borrower represents and warrants to Lender that the following matters are true and correct on the Closing Date:

           (a) Legal Status. Borrower (i) is duly organized and existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority to own, lease and operate its properties and conduct its business as now conducted, and (iii) is duly qualified, licensed to do business and in good standing in all jurisdictions in which such qualification or licensing is required.

           (b) Authorization and Validity. All of the Loan Documents have been duly authorized, and upon their execution and delivery will constitute legal, valid and binding agreements and obligations of the Borrower and of the Guarantor which executes the same, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

           (c) Formation and Organizational Documents. Borrower has delivered to Lender all formation and organizational documents of Borrower and of the Guarantor, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Lender. Borrower shall promptly provide Lender with copies of any amendments or modifications to such formation or organizational documents.

           (d) No Violation. The execution, delivery and performance by Borrower and by Guarantor of each of the Loan Documents to which it is a party do not:
(i) require any consent or approval not heretofore obtained under Borrower's or Guarantor's articles of incorporation or bylaws; (ii) to Borrower's knowledge, violate any governmental requirement applicable to a Restaurant or any other statute, law, regulation or ordinance or any order or ruling of any court or governmental entity; (iii) subject to Sections 5.01(u) and (v), conflict with, or constitute a breach or default or permit the acceleration of obligations under any material agreement, contract, lease, or other document by which Borrower, the Collateral or any Restaurant are bound or regulated; or (d) to Borrower's knowledge, violate any statute, law, regulation or ordinance, or any order of any court or governmental entity with jurisdiction over Borrower, the Collateral, or any Restaurant.

           (e) Permits and Licenses. Borrower has, and at all times shall have obtained, all material permits, licenses, exemptions and approvals necessary to construct, occupy and operate each Restaurant, and shall maintain compliance in all material respects with all governmental requirements applicable to the Restaurant and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business.

           (f) Litigation. Except as set forth (with estimates of the dollar amounts involved) in Schedule 4.01(f), there are no actions (including, without limitation, derivative actions), suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower, at law or in equity in any court or before any other governmental authority. Except as set forth (with estimates of the dollar amounts involved) in Schedule 4.01(f), there are no actions (including, without limitation, derivative actions), suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against any Related Person, at law or in equity in any court or before any other governmental authority which (i) could (alone or in the aggregate) have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Loan Documents or the transactions contemplated thereby.

           (g) Title. Borrower owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, each Restaurant and all its other respective real properties and good title to its other assets and properties constituting Collateral hereunder as reflected in the most recent Financial Statements delivered to Lender (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all assets and properties constituting Collateral hereunder acquired by Borrower since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement). Such assets and properties are subject to no Lien, except for Permitted Liens.

           (h) Financial Statements. The audited annual Financial Statements of Sybra, Inc. and the Restaurants which have been delivered to Lender by Borrower dated December 28, 1996, are true, complete and correct and were prepared according to GAAP, and fairly and accurately present the financial condition and assets and liabilities (whether accrued, absolute or contingent as required to be disclosed by GAAP and if not required to be disclosed then as set forth on
Schedule 5.02(g)) of Sybra, Inc. as of such date, and the results of operations of Sybra, Inc. for the period then ended. The audited balance sheet of Guarantor which was delivered to Lender by Borrower dated on or about February 19, 1997, is true, complete and correct and was prepared according to GAAP, and fairly and accurately presents the financial condition and assets and liabilities (whether accrued, absolute or contingent as required to be disclosed by GAAP and if not required to be disclosed then also as set forth on Schedule 5.02(g)) of





Guarantor as of such date. All other interim Financial Statements of Borrower and Sybra, Inc. delivered to Lender by Borrower or its agents are true, complete and correct and have been prepared according to GAAP, without footnotes and disclosures which customarily accompany audited financial statements and subject to normal year-end adjustments not material in an aggregate amount, and the other financial information (excluding projections) delivered to Lender by Borrower or its agents, fairly and accurately present the financial condition and assets and liabilities of Sybra, Inc. or the Borrower as of such date or for the proforma periods indicated, and the results of operations of Sybra, Inc. or anticipated results of operations for the Borrower for the period then ended or indicated. None of Sybra, Inc., the Borrower, or the Guarantor has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements furnished by Borrower to Lender or as set forth on
Schedule 5.02(g). There has been no material adverse change in the condition, financial or otherwise, of Sybra, Inc., the Borrower or of any Restaurant since the date of the last Financial Statements or the date of any other financial information submitted to Lender. Except as disclosed in such Financial Statements, there are no accruing franchise royalty payments or other obligations owed to Franchisor except for current and ordinary royalty payments and expenses, and all such royalty payments or other obligations owed to Franchisor as of the Closing Date are current in payment and not in arrears.

           (i) Solvency, Etc. None of the transactions contemplated by the Loan Documents will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower. Borrower acknowledges that it will have received fair and reasonably equivalent value in good faith for the grant of the lien or security interest effected by the Loan Documents. The fair saleable value of the assets of Borrower will, immediately following the consummation of all of the transactions contemplated under the Loan Documents (debt, liens and merger), exceed the amount of the existing debts and other liabilities (including contingent liabilities) of the Borrower. The Borrower does not and will not have, immediately following the consummation of all of the transactions contemplated under the Loan Documents (debt, liens and merger), unreasonably small capital to carry out its business as conducted or as proposed to be conducted. After giving effect to all of the transactions contemplated under the Loan Documents (debt, liens and merger) the Borrower is and will be able to pay its debts as they become due.

           (j) Franchise Agreement and Lease. Borrower is an authorized franchisee under the Franchise Agreement. All Arby's franchisees who are under common control with Borrower, control Borrower, are controlled by Borrower, or in which Borrower has an ownership interest of 25% or more, are listed on
Schedule 4.01(j) attached hereto. Each Franchise Agreement and each Lease, a true, correct and complete copy of each of which were provided to Lender with Borrower's loan application, constitute the legal, valid and binding obligation of the parties thereto. Subject to Section 5.01(u), no party is in default under, and no circumstance exists which with the passage of time could give rise to a default under, any Franchise Agreement or under any Lease. There are no amendments, modifications or supplements to any Franchise Agreement or any Lease other than those already provided to Lender. Borrower has not received any notices under any Franchise Agreement or under any Lease with respect to Borrower's compliance with either, other than notices, copies of which have been furnished to Lender. Each Loan Maturity Date for each Note will occur prior to the expiration dates of each applicable and corresponding Franchise Agreement and each Lease, including any lessee option to extend such term. The information set forth in Exhibit E (Lease Summary) is true, complete and correct. Borrower acknowledges and agrees that no claim or defense which Borrower may at any time have against Franchisor or any affiliate of Franchisor shall relieve Borrower of its obligations under this Agreement or under the other Loan Documents.

           (k) Leasehold Mortgage. With respect to any portion of the Loan which is secured by a Leasehold Mortgage constituting a lien on an interest of Borrower as tenant under a Lease of the related property, but not by the related fee interest in such property, Borrower represents that:

               (i) Subject to Section 5.01(u), each Lease is valid, legal and binding and enforceable in accordance with its terms; such Lease or a memorandum thereof has been duly recorded to the extent required under Schedule 3.01(a)(5); and except as noted on Exhibit E as to each Lease, each such Lease does not prohibit the interest of the tenant thereunder to be encumbered by the related Leasehold Mortgage and does not restrict the use of the underlying property and related improvements thereon by such tenant, or its successors and assigns; and

               (ii) Such Lease has an original term (or an original term plus one or more optional renewal terms which under all circumstances may be exercised by Borrower and can be enforced by Lender on behalf of Borrower) which extends not less than two (2) months beyond the stated maturity of the related Note.

          (l) Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any basis therefor.

           (m) Compliance with Laws. The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business, its employees or the ownership of its properties, except where such non-compliance and failure would not have a Material Adverse Effect.

           (n) ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where such non- compliance and failure would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

           (o) Accuracy of Information Furnished. The information set forth in the Schedules and Exhibits to this Agreement, as well as such other information (excluding projections delivered to Lender prior to the Closing Date and which are not attached to an Exhibit or Schedule to this Agreement or any Loan Document) that was provided to Lender in connection with Borrower's loan request, is true, complete and correct, subject to the next sentence. None of the Loan Documents and none of the other certificates, statements or information (to the extent such certificates, statements or information was updated and delivered to Lender on or prior to the Closing Date) furnished to Lender by or on behalf of Borrower in connection with the Loan Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION V. COVENANTS.

          5.01. Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

          (a) Compliance Certificates. Borrower shall provide to Lender by February 15 and August 15 of each year a compliance certificate executed by an authorized officer of Borrower for the twelve-month periods ended December 31 and June 30, respectively, or 45 days after Borrower's fiscal year end, in the form attached hereto as Exhibit C. Following any Event of Default , at Lender's option and upon Lender's request, Borrower agrees that it shall provide to Lender a compliance certificate in the form attached hereto as Exhibit C within fifteen (15) days of the end of each calendar quarter while any Event of Default is continuing and within fifteen (15) days after the end of the first calander quarter period following any cure of such Event of Default, along with an income statement and balance sheet for the 12-month period ending with such calendar quarter, until such time as Lender shall determine, in its sole discretion.

          (b) Communications with Franchisor. Borrower shall provide to Lender
(i) copies of annual Restaurant reports (and such other reports as Lender may from time to time reasonably request) required under the Franchise Agreement at the same time it provides such reports to the Franchisor, and (ii) complete copies of any communications from Franchisor material to Borrower, the Restaurant or the Collateral (in the aggregate as to the Collateral), including, without limitation, any notices of an event of default or other event or condition which could have a Material Adverse Effect, promptly following receipt by Borrower, provided that such disclosure would not create a breach of the Franchise Agreement. If, and to the extent, that any disclosure required under clauses (i) or (ii) of the preceding sentence is not made because of the provision in the last clause of the preceding sentence, notice of such nondisclosure and the categories of information not disclosed shall be provided to Lender at the time such disclosure would have been required to be made.

          (c) Other Documents. Borrower shall provide copies of such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower, and compliance by Borrower with the terms of this Agreement and the other Loan Documents as Lender may from time to time reasonably request.

           (d) Books and Records. Borrower shall at all times keep proper books of record and account in which full, true and correct entries will be made of their dealings and transactions, in accordance with GAAP if required by Franchisor, and otherwise in accordance with good business practice and in a manner that will enable Borrower to provide Lender with Financial Statements which fairly present the financial positions of Borrower and each Restaurant as of Borrower's fiscal year end.

           (e) Inspections. Borrower shall permit any Person designated by Lender, upon reasonable notice and during normal business hours, to visit and inspect a Restaurant and the offices of Borrower, to examine and make abstracts from the record and books of account of Borrower and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, their officers, auditors and accountants (and by this provision Borrower authorize said auditors and accountants to so discuss the affairs, finances, business, operations, properties and accounts of Borrower), all at such times and intervals as Lender may reasonably request.

          (f) Insurance. At Borrower's sole cost and expense, Borrower shall:

               (i) Subject to Schedule 3.01(c)(6), keep the Collateral and each Restaurant insured as may be required by the Franchisor or Lender, including, without limitation, fire, extended coverage, business interruption, , and peril, and against any other risks or hazards which, in the opinion of Lender should be insured against, in an amount not less than the full insurable value thereof on a full replacement cost basis, with an inflation guard endorsement, but in no event less than the minimum amount required to prevent the imposition of any coinsurance requirement on the insured. If the Restaurant is in an area identified in Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), Borrower shall carry a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with an insurance carrier generally acceptable, in an amount representation coverage equal to the full insurable value of the Restaurant. Borrower shall also carry comprehensive general public liability insurance providing coverage not less than $1,000,000 per occurrence for bodily injury and $500,000 per occurrence for property damage, and business interruption insurance in an amount equal to twelve (12) months of operating income including financing costs;

               (ii) Cause all insurance policies insuring the Collateral and each Restaurant (1) to contain a standard lender's loss payable endorsement or mortgagee's endorsement providing for payment directly to Lender and/or its designees, (2) to provide for a minimum of thirty (30) day's notice to Lender prior to cancellation or modification or nonrenewal, (3) to provide that timely payment of the premium will otherwise cause the policy to remain in force, (4) to provide coverage on all restaurants, detached buildings, or other structures, by direct mention or allowance in the policy, (5) to contain loan number, property address and insured names, and (6) to be issued by companies authorized to issue such policies in the state in which the Restaurant is located having a General Policy Rating of "A-8" or better in Best's Key Rating Guide;

               (iii) Timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies (or conforming replacement policies) in full force and effect; and

               (iv) Promptly deliver copies of the insurance policies, certificates (and renewals) thereof or other evidence of compliance herewith to Lender.

Borrower hereby (A) pledges and assigns to Lender and agrees to transfer and deliver to Lender all moneys which may become due and payable with respect to the Collateral and each Restaurant under any policy insuring the Collateral and a Restaurant, including return of unearned premium, provided that if no Loss or Event of Default has occurred and is continuing the Borrower may use any unearned premium in the operation of its business, subject, however, to the compliance with the terms and conditions of this Section 5.01(f), (B) directs any such insurance company to make payment directly to Lender and (C) authorizes Lender, in its sole discretion, to apply the same as set forth in Section 5.01(o) hereof. If Borrower fails to insure the Collateral and each Restaurant or to take any other action as required by this Section 5.01(f), Lender may, in addition to its other rights and remedies, and in its sole discretion (and without any obligation) obtain such insurance or take such other action. Borrower shall immediately reimburse Lender for all costs and expenses incurred by Lender in obtaining such insurance or taking such action.

          (g) Governmental Charges and Other Indebtedness. Subject to Borrower's right of contest set forth in Section 5.01(m), Borrower shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon and (ii) all Indebtedness.

          (h) Use of Proceeds. Borrower shall use the proceeds of the Loan only for the purposes indicated in Schedule 5.01(h), which are not primarily for personal, family or household purposes.

           (i) General Business Operations. Borrower shall (i) preserve and maintain its organizational existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities and maintain each Restaurant and the Collateral in substantially the same manner as it is being conducted and maintained at the date of this Agreement, except for any Released Restaurants, (iii) maintain and be in compliance with all Legal Requirements, except where non-compliance and failure would not have a Material Adverse Effect, and maintain and be in compliance with all Contractual Obligations applicable to each Restaurant or the Collateral, except for Contractual Obligations in respect of a Released
Restaurant: (a) where the Borrower has been consensually released from its Contractual Obligations with respect to such Released Restaurant by the other Person who is party to such Contractual Obligations or (b) where non-compliance by the Borrower of such Contractual Obligation (other than non-compliance under a Lease or Franchise Agreement) would not (b1) have a Material Adverse Effect,
(b2) cause an event of default or default under any Lease or any Franchise Agreement, (b3) create a Lien upon any Collateral, and (b4) in any manner effect or impair the operation of a Restaurant which is Primary Collateral, (iv) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except for property located at a Released Restaurant, (v) maintain its chief executive office and principal place of business in the state and county specified in Section 7.01, provided that Borrower may change the location of its chief executive office and principal place of business upon thirty (30) days advance written notice to Lender specifying the address for any such new location and upon Borrower's full compliance in executing any documents or instruments, at Borrower's expense, as may be reasonably requested by Lender, to maintain Lender's first priority security interest in the Collateral and to maintain Lender's interest in the Secondary Collateral, (vi) comply with all applicable laws, statutes, rules and regulations of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business, its employees or the ownership of its properties, except where non-compliance and failure would not have a Material Adverse Effect, and (vii) file all tax returns and reports which are required by law to be filed by Borrower. Borrower shall be and remain an Arby's franchisee in good standing under each Franchise Agreement, except for the consensual termination of a Franchise Agreement by Arby's and the Borrower in respect of a Released Restaurant.

           (j) Additional Debt. During the first two (2) years after the Closing Date the Borrower shall not incur any Additional Debt in excess of $1,000,000 per year without the Lender's prior written consent which consent shall not be unreasonably withheld, except that no limitation shall apply for the following Additional Debt if the Pre Distribution Fixed Charge Ratio of Borrower calculated on a Proforma Basis is not less than 1.30x: (i) Additional Debt arising as result of Capital Leases after the Closing Date, and (ii) Additional Debt secured solely by purchase money security interests against real and personal property purchased by Borrower (which property may include any real or personal property purchased by Borrower in connection with the acquisition of an Arby's restaurant) after the Closing Date. Borrower may incur Additional Debt on a date which is two (2) years after the Closing Date without the prior written consent of Lender if the Pre Distribution Fixed Charge Ratio of Borrower calculated on a Proforma Basis is not less than 1.30x.

           (k) Notices. Borrower shall give prompt written notice to Lender of
(a) any claims, proceedings or disputes (whether or not purportedly on behalf of Borrower) against, or to Borrower's knowledge, threatened or affecting Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which involve in the aggregate monetary amounts or claims in excess of $10,000 not fully covered by insurance; (b) any proposal by any public authority to acquire a Restaurant or any portion thereof; (c) the occurrence of any Default or Event of Default hereunder; and (d) any Permitted Contests under
Section 5.01(m).

           (l) Loan Documents. Borrower shall comply with and observe all terms and conditions of the Loan Documents.

           (m) Permitted Contests. Subject to Section 5.01(u), Borrower may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition or lien therefor, any Legal Requirement, or any lien of any laborer, mechanic, materialman, supplier or vendor, provided that (a) the Collateral and any Restaurant, or any part thereof or estate or interest therein, shall not be in any danger of being sold, forfeited or lost by reason of such proceedings; (b) in the case of (i) liens of laborers, mechanics, materialmen, suppliers or vendors or (ii) the Impositions, or liens therefor, such proceedings shall suspend the foreclosure of any such lien or any other collection thereof from the Collateral or any Restaurant; (c) in the case of a Legal Requirement, Lender shall not be in any danger of any criminal liability or, unless Borrower shall have furnished a bond or other security therefor reasonably satisfactory to Lender, any additional civil liability for failure to comply therewith, and the Collateral and any Restaurant, or any part thereof or estate or interest therein, shall not be subject to the imposition of any lien as a result of such failure which is not properly contested pursuant to this
Section 5.01(m); and (d) if reasonably required by Lender, Borrower shall have furnished to Lender a bond or other security reasonably satisfactory to Lender.

           (n) Performance by Lender. If Borrower shall fail to pay or perform any of its obligations herein contained or under any other Loan Documents, Lender upon five (5) business days prior written notice to Borrower (except as otherwise expressly permitted by any Loan Document in the event of an emergency when no notice need be given) may, but need not, make (or cause to be made) any such payment or perform (or cause to be performed) any such obligation of Borrower hereunder or thereunder (provided Borrower is not contesting such payment or performance as permitted by Section 5.01(m) and the failure to so perform such obligation would have a Material Adverse Effect), in any form and manner deemed reasonably expedient by Lender as agent or attorney-in-fact of Borrower, and any amount so paid or expended (plus reasonable compensation to Lender for its out-of-pocket and other expenses (including reasonable legal expenses) for each matter for which it acts under this Agreement), with interest thereon at the Default Rate, shall be added to the Obligations and shall be repaid to Lender upon demand. No such action of Lender shall be considered as a waiver of any right accruing to it on account of the occurrence of any default on the part of Borrower under this Agreement, any Default, any Event of Default, or any default or event of default under any other Loan Document.

          (o) Casualty and Condemnation.

               (i) In the event of any casualty or Condemnation (a "Loss"), Borrower shall give prompt written notice thereof to Lender. Any Insurance Proceeds or awards with respect to such Loss in an amount greater than $10,000 (the "Loss Proceeds") shall be payable to Lender. Borrower shall have no right to settle or compromise, and shall not settle or compromise, any claim or proceeding relating to such Loss or Loss Proceeds without Lender's reasonable consent which shall not be unreasonably delayed. Borrower shall proceed promptly and diligently to prosecute in good faith the settlement or compromise of any and all claims or proceedings relating to such Loss or Loss Proceeds; provided, however, any such settlement or compromise shall be subject to Lender's reasonable consent which shall not be unreasonably delayed. Borrower hereby authorizes and directs any affected insurance company and any affected governmental body responsible for such Condemnation to make payment of the Loss Proceeds directly to Lender. If Borrower receives any Loss Proceeds, Borrower shall promptly pay over such Loss Proceeds to Lender. Borrower hereby covenants that until such Loss Proceeds are so paid over to Lender, Borrower shall hold such Loss Proceeds in trust for the benefit of Lender and shall not commingle such Loss Proceeds with any other funds or assets of Borrower or any other party.

               (ii) Borrower hereby irrevocably assigns to Lender all Loss Proceeds to which Borrower may become entitled by reason of its interests in each Restaurant which is Primary Collateral if a Loss occurs. All Loss Proceeds shall be paid to Lender and applied pursuant to this Section 5.01(o). Subject to the last sentence of this Section 5.01(o), Borrower shall take all appropriate action in connection with each such proceeding, settlement and adjustment and shall pay all expenses thereof, including, if Lender shall elect to participate therein, the cost of Lender's participation; provided, however, that any final settlement or adjustment shall be subject to the prior written reasonable consent of Lender which shall not be unreasonably delayed unless the Loss Proceeds are sufficient to prepay the Note in full, together with the Yield Maintenance Amount and all accrued and unpaid interest thereon. So long as an Event of Default shall have occurred and be continuing, Lender may, at its option and with respect to its interests as set forth herein, commence, appear in and prosecute, in its own name, any such action or proceeding or make any compromise or settlement in connection with such damage, destruction or taking and obtain directly all Loss Proceeds.

               (iii) So long as no Event of Default shall have occurred and be continuing, if any Collateral or a Restaurant which is Primary Collateral suffers a Loss, Borrower shall restore or replace items of Collateral and in all events restore such a Restaurant (or, in the case of a taking, the remaining Collateral and such a Restaurant) to the same condition, as nearly as possible, as existed immediately prior to such casualty or taking, whether or not the Loss Proceeds are sufficient therefor. If the cost of any restoration made by Borrower pursuant to this Section 5.01(o) shall exceed the amount of the Loss Proceeds, such deficiency shall be paid by Borrower. The Loss Proceeds shall be held by Lender or its agent and shall be disbursed to Borrower as hereinafter set forth, and Borrower shall be entitled to receive any accrued interest thereon. Lender or its agent shall release such Loss Proceeds to Borrower, subject to such reasonable procedural requirements as Lender or its agent may prescribe, from time to time and provided that such amounts shall be disbursed not more often than once monthly, as the restoration progresses, upon Borrower's written request, accompanied by a certificate of the architect or engineer in charge of the restoration or by an authorized officer or managing partner of Borrower, stating that the sum then requested either has been paid by Borrower or is justly due to the named persons (whose addresses shall also be stated) who have rendered services or furnished materials for certain portions of the restoration. The certificate shall give a brief description of such services and materials, shall list the amounts so paid or owing to each of such persons, shall state the estimated cost of the balance of the work yet to be performed, and shall state that no part of such expenditures has been or is being made the basis for any other request for payment. Upon compliance with the foregoing, Lender or its agent shall pay out of the Loss Proceeds to the extent available to the persons named in the certificate the respective amounts stated to be due to them or shall pay to Borrower the amount stated to have been paid by Borrower to such persons.

So long as an Event of Default shall have occurred and be continuing, then such Loss Proceeds and any accrued interest thereon shall be applied at the option and direction of Lender either to the restoration and replacement of the Collateral and restoration of any such Restaurant which is Primary Collateral as set forth above or, on the next Payment Date, to the prepayment of the outstanding principal amount of the Loan, at a price equal to 100% of the unpaid principal amount to be prepaid, plus accrued and unpaid interest thereon, and the Yield Maintenance Amount.

          (p) Extension and Renewal of Franchise Agreements and Lease Agreements. Borrower shall exercise any option or other extension or renewal right necessary to cause the term of each Franchise Agreement and of each Lease Agreement to extend to a date beyond the Loan Maturity Date for each Note.

          (q) Financial Statements and Reports. The Borrower will furnish to
Lender:

               (i) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower (indicating consolidating entries) consisting of at least a balance sheet, and statements of income, cash flow, changes in financial position and stockholders' equity, as at the end of such year, prepared in accordance with GAAP, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent certified public accountant of recognized national standing selected by the Borrower and reasonably acceptable to Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

               (ii) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal month, unaudited statements of income for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, and a balance sheet of the Borrower as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared in accordance with GAAP (subject to normal year-end adjustments not material in an aggregate amount), except that notes and disclosures need not accompany such financial statements as is customary with audited financial statements, unless such a note or disclosure to Bank is required by the terms and conditions of this Agreement.

           (r) ERISA. The Borrower will maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, except where non-compliance and failure would not have a Material Adverse Effect, and will not, and will not permit any of the ERISA Affiliates to, (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $10,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA an Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $10,000 or (c) fail to make any payments in an aggregate amount exceeding $10,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

          (s) Minimum Liquidity Level. Borrower shall maintain through September 30, 1998 one of the following minimum liquidity levels (the "Minimum Liquidity Level"): (a) the following cash on hand: at 9/30/97: $2,500,000; at 12/31/97:
$2,500,000; at 3/31/98: $2,000,000; at 6/30/98: $1,500,000; at 9/30/98 and
beyond: none; or (b) a Current Ratio of not less than 0.35:1 at any time, notwithstanding that such Current Ratio will be tested by Lender on quarterly basis during a calendar year. The failure of the Borrower to maintain compliance with the Minimum Liquidity Level shall not constitute an Event of Default under any Loan Document, provided, however, that if the Borrower is not in compliance with the Minimum Liquidity Level, then Borrower shall not and will not permit any Cash Payment to be made to, and will not make or permit to be made any Investment to or in, any Affiliate or Guarantor until such time that Borrower is in full compliance with the Minimum Liquidity Level.

           (t) Capital Expenditures. Borrower shall reinvest a minimum of (i) $1,135,000 in calendar year 1997 or $2,835,000 by the end of calendar year 1998, and (ii) $2,000,000 in calendar year 1999 or $3,875,000 for the two calendar years 1999 and 2000, and (iii) $1,875,000 in calendar year 2001, all in Capital Expenditures for the Arby's restaurants owned by Borrower or remodels, repairs and/or equipment replacement for such Arby's restaurants owned by Borrower.

           (u) Landlord Estoppel Agreements; Leasehold Mortgages. Borrower shall use its reasonable best efforts to obtain and deliver to Lender within twelve
(12) months after the Closing Date any Estoppel(s) which were not delivered on the Closing Date. If the terms of a Lease are silent as to whether a Leasehold Mortgage may be granted against the tenants interest thereunder and Lender files a Leasehold Mortgage against such a Lease, then Lender agrees that no Default or Event of Default will occur under this Agreement or any of the Loan Documents if the Landlord under such Lease asserts that an event of default has occurred solely by reason of any such Leasehold Mortgage being filed; provided, however, that the foregoing matters shall not be deemed or construed to release Borrower from its obligation to use reasonable best efforts to obtain each Estoppel which consents to the filing of a Leasehold Mortgage by Lender against any such Lease.

           (v) Mortgage Non-Disturbance Agreements. Borrower shall use its reasonable best efforts to obtain and deliver to Lender within six (6) months after the Closing Date the Mortgage Non-disturbance Agreements which were not delivered on the Closing Date.

           5.02. Negative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following negative covenants unless Lender shall otherwise consent in writing:

           (a) Liens. Borrower shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to and of the following property of Borrower, whether now owned or hereafter acquired, except for Permitted Liens and a Liens incurred pursuant to and in compliance with Section 5.01(j): (i) any of the Collateral, (ii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Primary Collateral, (iii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Secondary Collateral until such time that Borrower is released from its covenants under the Negative Pledge Agreement as set forth under Section 2.07(d), (iv) any capital stock of Borrower owned by Guarantor, or (v) a Lien which is being contested by Borrower under Section 5.01(m).

          (b) Asset Dispositions. Borrower shall not sell, assign, convey, lease, transfer or otherwise dispose of or permit to be sold, assigned, conveyed, leased, transferred or otherwise disposed of (i) any of the Collateral, (ii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Primary Collateral, (iii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Secondary Collateral, or (iv) any capital stock of Borrower, whether any of the foregoing is now owned or hereafter acquired, except for inventory of Borrower in the ordinary course of Borrower's business or as expressly permitted by this Agreement or any other Loan Document; provided, however, that Borrower may replace a Restaurant's equipment or acquire new equipment and accessions to a Restaurant's equipment in the ordinary course of Borrower's business subject to the terms, conditions and provisions of this Agreement. Notwithstanding the foregoing provisions of this Section 5.02(b) to the contrary, Borrower may (i) sell a Restaurant which is Released Collateral or any item of property formerly serving as Collateral in respect of the operation of such Released Restaurant location, and (ii) sell all of its restaurants located in the State of Florida, provided that (a) each Note allocated to any Restaurant located in the State of Florida is prepaid in full and the applicable Yield Maintenance Amount (calculated in accordance with Section 2.03 is received by Lender upon such prepayment, and (b) Borrower has complied in full with the terms and conditions of Section 2.07(c) for the release of Primary Collateral as if the Borrower was requesting that such a Primary Collateral location be released, provided that Borrower shall not be required to comply with the provisions of Section 2.07(c)(vii). Any sale by Borrower of less than all of its restaurants located in the State of Florida shall be subject to all of the terms and conditions of
Section 2.03 and Section 2.07(c) of this Agreement.

           (c) Franchise Agreements; Leases & Material Contracts. Subject to
Section 5.01(u), Borrower shall not (i) violate any of the provisions of any Franchise Agreement, any Lease or other material contract to which Borrower is a party, or otherwise cause or permit any default under any Franchise Agreement, any Lease or other material contract; (ii) amend, modify or terminate, or permit termination, material amendment or material modification of any Franchise Agreement, any Lease or any other material contract to which it is a party;
(iii) transfer, assign or waive any of its rights under any Franchise Agreement, any Lease or other material contract; or (iv) enter into any agreement with Franchisor by which franchise royalty payments under any Franchise Agreement are permitted to accrue. Notwithstanding the foregoing of this Section 5.02(c) to the contrary, Borrower may terminate, amend or otherwise modify a Lease, Franchise Agreement or other material contract, each only in respect of a Released Restaurant, where such termination, amendment or other modification is made on a consensual basis between each Person who is a party to such Lease, Franchise Agreement or other such contract.

           (d) Change in Control. Borrower will not permit any Person(s) (other than the Guarantor) to own, either directly or beneficially, capital stock or any other instrument in respect of Borrower which in the aggregate exceeds forty-nine percent (49%) of the total outstanding voting (or power to vote) or equity interest of Borrower, and Borrower will not permit, and at no time will, the voting capital stock of Borrower which is owned by Guarantor be less than fifty-one percent (51%).

           (e) Merger and Purchase Transactions. The Borrower will not merge, consolidate, purchase the assets of, or otherwise acquire any other business nor enter into any joint venture or enter into any transaction with any Person with respect thereto if the result or effect of such transaction exceeds the permissible Investment limitation set forth in Section 5.01(i), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

           (f) Transactions with Affiliates. The Borrower will not enter into or continue in effect any transactions with any Affiliate nor with an officer or employee thereof except transactions upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm's length transaction with a Person not an Affiliate, subject in all cases, however, to the terms and conditions of Section 5.02(h) and Section 5.02(i) .

           (g) Contingent Liabilities. The Borrower will not be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Schedule 5.02(g).

           (h) Restrictions on Dividends & Distributions. The Borrower will not, without the Lender's prior written consent: (i) declare or pay any dividend or make any other distributions on any shares of the Borrower's capital stock (other than dividends payable in shares of the same class of capital stock), or make any other Cash Payment to Guarantor or any Affiliate; or (ii) redeem, purchase or otherwise acquire for value any shares of the Borrower's capital stock or any warrants, rights or other options to purchase such capital stock. Notwithstanding the foregoing of this Section 5.02(h) to the contrary, Borrower may make a Cash Payment to Guarantor or to an Affiliate in each fiscal year of Borrower (i) if no Default or Event of Default has occurred or is continuing under any Loan Document; and (ii) if after the payment of any Cash Payment to an Affiliate or the Guarantor or the amount of any Investment, the Post Distribution Fixed Charge Ratio of Borrower, tested on a consolidated basis as to all of the Borrower's Arby's restaurants, is equal to or greater than 1.30x at any time, to be measured quarterly based on a year to date performance and Cash Payments and Investments made year to date during the first twelve (12) months following the Closing Date, and thereafter based upon a trailing 12 months of performance and Cash Payments and Investments made during such twelve trailing month period.

           (i) Investment Limitation. The Borrower will not, without the Lender's prior written consent, acquire for value, make, have or hold, or permit to made, any Investment in or to any Person, other than (i) travel advances to management personnel and employees in the ordinary course of business; (ii) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States; (iii) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (a) combined capital and surplus of at least $100,000,000, and (b) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(iv) commercial paper given the highest rating by a nationally recognized rating service; (v) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America; and (vi) other readily marketable Investments in debt securities which are reasonably acceptable to the Lender. Notwithstanding the foregoing of this Section 5.02(i) to the contrary, Borrower may make an Investment in or to a Person (i) if no Default or Event of Default has occurred or is continuing under any Loan Document, and (ii) if after the making of such Investment the Post Distribution Fixed Charge Ratio of Borrower, tested on a consolidated basis as to all of the Borrower's Arby's restaurants, is equal to or greater than 1.30x at any time, to be measured quarterly based on a year to date performance and Cash Payments and Investments made year to date during the first twelve (12) months following the Closing Date, and thereafter based upon a trailing 12 months of performance and Cash Payments and Investments made during such twelve trailing month period.

           (j) Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower, as carried on at the date hereof.

           (k) Pre Distribution Fixed Charge Ratio. Borrower will not permit its Pre Distribution Fixed Charge Ratio, tested on a consolidated basis as to all of Borrower's Arby's restaurants to be less than 1.30x, with such ratio to be measured quarterly based on a year to date performance basis during the first twelve (12) months following the Closing Date, and thereafter based on the trailing 12 months of performance. Borrower or an Affiliate shall have the right to cure any breach by Borrower of such required consolidated Pre Distribution Fixed Charge Ratio within thirty (30) days of any such breach, by depositing into the Escrow Account (i) if the consolidated Pre Distribution Fixed Charge Ratio is less than 1.25x, then an amount in cash such that the interest income thereon is sufficient in amount to cause the future consolidated Pre Distribution Fixed Charge Ratio of Borrower to be equal to or greater than 1.30x, or (b) if the consolidated Pre Distribution Fixed Charge Ratio is equal to or greater than 1.25x, then an amount equal to the difference between the income of Borrower assuming a consolidated Pre Distribution Fixed Charge Ratio of 1.25x and the income of Borrower assuming a consolidated Pre Distribution Fixed Charge Ratio of 1.30x. The funds in such Escrow Account shall be pledged as collateral to Lender (with such pledge being a first priority perfected lien in favor of Lender) to secure repayment of the Loan, pursuant to a pledge agreement or similar agreement in form and substance acceptable to Lender in its sole discretion, and with interest thereon being released to Borrower and included in future calculations of the Pre Distribution Fixed Charge Ratio. The funds in the Escrow Account shall be released by Lender to Borrower after Borrower has complied for a period of two consecutive calendar year quarters with the required consolidated Pre Distribution Fixed Charge Ratio. In no event shall Borrower be required to maintain funds in the Escrow Account in excess of the outstanding aggregate principal balance of the Loan. Lender will agree that there shall be no restriction upon Guarantor or any other Affiliate of Borrower to raise necessary funds to cure any violation by Borrower of the consolidated fixed charge ratio.


SECTION VI. DEFAULT.

          6.01. Events of Default. The occurrence, existence or violation of any one or more of the following shall constitute an "Event of Default" hereunder:

          (a) Monetary. Borrower's failure to pay within five (5) calendar days after the due date thereof any principal, interest, Yield Maintenance Amount or other payment required under the terms of this Agreement or any of the other Loan Documents; or Borrower shall fail to pay when due (but subject to any applicable grace period) any other Indebtedness or obligation of Borrower to Lender or any other Person;

           (b) Performance of Obligations. (i) Borrower's failure (or Guarantor's failure as to any Loan Document to which it is a party) to perform or observe any term, covenant, condition or obligation contained in this Agreement, any of the other Loan Documents other than those set forth in subsection (a) above or as otherwise provided in this Section 6.01 within ten
(10) Business Days after receipt of written notice from Lender or such longer cure period as may be provided herein or in the Loan Documents; provided, however, if such default cannot be cured with such period, Borrower shall have such longer period of time to cure such default provided, in Lender's sole discretion, Borrower is proceeding with due diligence, but in no event shall such period of time exceed thirty (30) Business Days; or (ii) Borrower's failure to perform or observe any term, covenant, condition or obligation owed to Lender contained in any other loan or credit agreement or other agreement, document or instrument (other than this Agreement and the other Loan Documents), subject to applicable grace periods;

           (c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower or the Guarantor to Lender in or in connection with the Loan or any of the Loan Documents, or as an inducement to Lender to make the Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

           (d) Liens, Attachment; Condemnation. (i) The recording of any claim of lien against any Restaurant or the Collateral which is not expressly permitted under this Agreement or not being contested by Borrower as permitted under Section 5.01(m) of this Agreement, excluding any Released Restaurant location from the immediately preceding clause if such claim of lien does not have a Material Adverse Effect determined in the sole discretion of Lender; (ii) the Condemnation of, or occurrence of an uninsured casualty with respect to any material portion of a Restaurant which is Primary Collateral; or (iii) the sequestration or attachment of, or any levy or execution upon a Restaurant, the Collateral, or any other collateral provided by Borrower under any of the Loan Documents, which sequestration, attachment, levy or execution (iii-a) has a Material Adverse Effect and (iii-b) is not released, expunged or dismissed within thirty (30) days and before the sale of the assets affected thereby;

          (e) Death; Withdrawal. The death, retirement, incapacity, withdrawal or dissolution, as applicable, of: (i) Borrower; (ii) any Guarantor, or (iii) the President or Chairman of the Board of Directors of Borrower if Borrower fails to provide a substitute or replacement of any such individual with requisite industry experience within thirty (30) days after the occurrence of any such event;

           (f) Transfer of Property or Interest in Borrower. Except as otherwise permitted under this Agreement, Borrower shall not, without the prior written consent of Lender, sell, transfer, mortgage, pledge, hypothecate, assign, encumber or otherwise dispose of, whether voluntarily, involuntarily or by operation of law (i) any of the Collateral, (ii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Primary Collateral, or (iii) any real, tangible or intangible property involved in the operation of or related in any manner to a Restaurant which is Secondary Collateral, or sell, transfer, mortgage, pledge, hypothecate, assign, encumber or otherwise dispose of, whether voluntarily, involuntarily or by operation of law any capital stock of Borrower, except to the extent expressly permitted under this Agreement;

           (g) Adverse Financial Condition. Any change in the financial condition of the Borrower or of the Guarantor from the condition shown on the financial statement(s) submitted to Lender and relied upon by Lender in making the Loan, which change has a

Material Adverse Effect, or any other event or occurrence which has a Material Adverse Effect and notwithstanding the terms and conditions of the last clause of Section 6.01(i) and Section 6.01(j) to the contrary;

          (h) Termination or Revocation of Guaranty. The Guarantor or any guarantor shall terminate or revoke or attempt or purport to terminate or revoke its guaranty of Borrower's obligations to Lender;

           (i) Default under Franchise Agreements. Any failure by the Borrower to perform any obligation under a Franchise Agreement with Franchisor, and such failure shall not have been cured on or before the first date on which Franchisor may terminate such Franchise Agreement by reason of such failure; or any Franchise Agreement of Borrower is terminated or cancelled other than a consensual termination by each Person who is a party to a Franchise Agreement in respect of a Released Restaurant;

           (j) Default under Lease. Subject to Section 5.01(u), any failure by the Borrower to perform any obligation under a Lease, and such failure shall not have been cured on or before the first date on which the Landlord may terminate such Lease by reason of such failure; or any Lease of Borrower is terminated or cancelled other than a consensual termination by each Person who is a party to a Lease in respect of a Released Restaurant;

           (k) Default under Other Material Restaurant Agreements. Any failure of Borrower to perform its obligations under any other material contract relating to or involving a Restaurant (including, without limitation, such as a common area maintenance agreement or parking agreement), and such failure shall not have been cured within thirty (30) Business Days after receipt of written notice from Lender;

          (l) Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower or Guarantor for relief under the Bankruptcy Reform Act of 1978 (11 USC [section] 101-1330), or under any other present or future federal or state law regarding bankruptcy, reorganization or other debtor relief (the "Bankruptcy Code"); (ii) the filing of any pleading or an answer by Borrower or by Guarantor in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition's material allegations regarding Borrower's insolvency; (iii) a general assignment by Borrower or by Guarantor for the benefit of creditors; (iv) Borrower or Guarantor applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or Guarantor or any of their respective property; or (v) the filing by or against Borrower or Guarantor of a petition seeking the liquidation or dissolution of Borrower or Guarantor or the commencement of any other procedure to liquidate or dissolve Borrower or Guarantor; provided, however, that Borrower or Guarantor, as the case may be, shall have a period of sixty (60) days to dismiss or vacate any action or matter commenced against it or them.; or

           (m) Involuntary Bankruptcy. The failure of Borrower or Guarantor to effect a full dismissal of any involuntary petition under the Bankruptcy Code or any other debtor relief law that is filed against Borrower or Guarantor or in any way restrains or limits Borrower, Guarantor or Lender regarding the Loan, a Restaurant, or the Collateral, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition.

           6.02. Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 6.01(l) or 6.01(m)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations (including the Yield Maintenance Amount) payable by Borrower hereunder, as well as all other obligations owed by Borrower to Lender under any other loan or credit agreement, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(l) or 6.01(m), immediately and without notice, all outstanding Obligations (including the Yield Maintenance Amount) payable by Borrower hereunder, as well as all other obligations owed by Borrower to Lender under any other loan or credit agreement, shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Loan Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

SECTION VII. MISCELLANEOUS.

          7.01. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed, certified, return receipt requested, postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

           Lender:             Atherton Capital Incorporated
                               1001 Bayhill Drive, Suite 155
                               San Bruno, California 94066
                               Attention:  David L. Elder
                               Telephone:     (415) 827-7800
                               Telecopier:    (415) 827-7950

           with a copy to      Bankers Trust Company
           Loan Servicer:      Corporate Trust and Agency Group
                               Four Albany Street
                               New York, New York 10006
                               Attention:  Karla Leonffu
                               Telephone:     (212) 250-4984
                               Telecopier:    (212) 250-6151

           Borrower:           Sybra, Inc.
                               8300 Dunwoody Place, Suite 300
                               Atlanta, Georgia 30350
                               Attention: Charles N. Hyslop
                               Telephone:     (770) 587-0290
                               Telecopier:    (770) 594-7044

           with copy to        I.C.H. Corporation
                               9404 Genesse Avenue
                               Suite 33
                               La Jolla, California 92037
                               Attention: James R. Arabia
                               Telephone:     (619) 587-8533
                               Telecopier:    (619) 535-1634


           with copy to        Pryor, Cashman, Sherman & Flynn
                               410 Park Avenue
                               New York, New York 10022
                               Attention: Selig D. Sacks
                               Telephone:     (212) 326-0879
                               Telecopier:    (212) 326-0806

In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Lender to be made by telephone or telecopy, Lender may conclusively presume that anyone purporting to be a person designated in any borrowing resolution, incumbency certificate or in any other such document delivered by Borrower to Lender, is such a person.

           7.02. Expenses. Borrower shall pay on demand, (a) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lender in connection with the preparation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Loan Documents, and the preparation, execution and delivery of amendments, consents and waivers hereunder and thereunder; and (b) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lender in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender's rights and remedies.

           7.03. Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender and its respective shareholders, members, beneficial owners, directors, partners, managers, officers, employees, agents, attorneys, successors, assigns and any affiliate thereof ("Indemnitees") from and against any and all liabilities, losses, damages (whether direct or consequential), obligations, claims, penalties, causes of action, fines, injunctions, costs or expenses of any kind or nature (including, without limitation, those arising out of, in respect of, as a consequence of or in connection with any violation or failure to comply with any Environmental Law) and from any and all suits, claims or demands (including, without limitation, in respect of or for reasonable attorney's fees and other expenses whether incurred within or outside the judicial process) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to Borrower, a Restaurant or the Loan Documents, whether prior to or after the date of this Agreement and whether prior to or after Borrower became the owner of the Restaurant including, without limitation, any use by Borrower of any proceeds of the Loans, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees. LENDER SHALL HAVE NO LIABILITY FOR ITS OWN NEGLIGENCE, EXCEPT FOR LIABILITY ARISING FROM ITS WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and an opportunity to defend it, at Borrower's sole cost and expense, with legal counsel satisfactory to Lender. Any failure or delay of Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 7.03. The obligations of Borrower under this Section 7.03 shall survive the payment and performance of the Obligations and the exercise of any rights or remedies by Lender.

           7.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender provided, however, that if the Loan is sold to a trust, no such amendment or waiver may be made unless Borrower has provided to Lender an opinion of counsel satisfactory to Lender that such amendment or waiver will not affect the tax treatment of the trust. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

           7.05.     Successors and Assigns.

           (a) Binding Effect; Conflict Between Loan Documents. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Notes and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of Lender and the full compliance of the terms of Section
2.08. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person. In the event that the terms, conditions and provisions of this Agreement are in conflict with the terms, conditions and provisions of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

           (b) Loan Sales and Participation; Disclosure of Information. Borrower agrees that Lender may elect, at any time, to sell, assign, securitize or grant a participation in all or any portion of Lender's rights and obligations under the Loan Documents, and that any such sale, assignment, securitization or participation may be to one or more financial institutions, private investors, public securities marketplace, trust and/or other entities, at Lender's sole discretion. Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s), trustee(s), participant(s) or such other party(s), including any servicer of the Loan or any governmental authority regulating any of the foregoing or as may be required by any governmental authority or any other authority having jurisdiction over Lender, all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property, the Collateral, and the Restaurant's operation;
(b) any party connected with the Loan (including, without limitation, the Borrower, any partner of Borrower, any constituent partner or member of Borrower, any Related Person, and any guarantor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. In the event of any such sale, assignment, securitization or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment, securitization or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee, trustee, participant or such other party, and upon written request by Lender, Borrower shall, within fifteen (15) days after request by Lender, deliver an estoppel certificate verifying for the benefit of Lender and to any other party designated by Lender the status and the terms and provisions of the Loan in form and substance acceptable to Lender. The indemnity obligations of Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee, trustee, participant or such other party.

           7.06. Setoff. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

           7.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

           7.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

           7.09. JURY TRIAL. EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO ANY LOAN DOCUMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT.

           7.10. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

           7.11. Recourse. Except as otherwise expressly set forth in this
Section 7.11, Lender shall have no recourse against any shareholder, owner, partner, officer, director, agent or employee of or in Borrower or of or in any partner in or shareholder of Borrower (all such Persons, except to the extent any such Person is obligated under a Guaranty, referred to collectively as "Exculpated Persons") for the repayment of the Loan. Notwithstanding the provisions of this Section 7.11, nothing herein or in this Agreement, the Loan, or in any other Loan Document shall: (i) prevent Lender's recourse to Borrower, the Restaurant, the Collateral or the Property or against any Guarantor under a Guaranty; (ii) constitute a waiver, release or discharge of any Indebtedness or Obligation evidenced by the Loan or arising under or secured by this Agreement or any of the other Loan Documents, but the same shall continue until fully paid or discharged; (iii) affect or in any way limit the rights and remedies of Lender under this Agreement or under any other Loan Document; or (iv) limit the personal liability of any Exculpated Person for misappropriation or misallocation of any funds, fraud, misrepresentation or willful damage to a Restaurant, the Property or any portion thereof or for any environmental indemnity pursuant to Section 7.03.

           7.12. Cumulative Rights. The rights, powers and remedies of Lender hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between Borrower and Lender relating hereto, at law, in equity or otherwise.

           7.13. Survival. All representations, warranties, covenants and agreements herein contained on the part of Borrower shall be effective until the Loan is paid and performed in full, or longer as expressly provided herein.

           7.14. Lender Discussions with the Franchisor. Borrower hereby authorizes Lender to discuss with the Franchisor Borrower's financial condition, operations and any other matters relating to Borrower, any Franchise Agreement, any Restaurant or any property. Borrower further (a) consents to the release to Lender by the Franchisor of any information relating to the foregoing matters and (b) instructs the Franchisor to release any information relating to the foregoing matters upon the request of Lender.

           IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

                               SYBRA, INC. (as the surviving entity of a merger with Newco), a Michigan corporation

                               By:  ______________________________________
                                    Name:
                                    Title:


                               ATHERTON CAPITAL INCORPORATED,
                               a Delaware corporation

                               By:  ______________________________________
                                    Name:
                                    Title:

                                                              LOAN TRANCHE _____


                                  SCHEDULE 1.01

                                   DEFINITIONS


          "Additional Debt" means (i) any indebtedness or liability for borrowed money, whether or not subordinated to other Indebtedness of Borrower or the payment of the Obligations; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business of Borrower); (iv) obligations as lessee under Capital Leases; (v) non-current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) any Contingent Obligation (other than for collection or deposit in the ordinary course of business), including contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person; and (ix) obligations secured by any Liens, whether or not the obligations have been assumed.

          "Adjusted Free Cash Flow" means, for any specified period, the net income (loss) for the Arby's restaurant(s) specified, determined in accordance with GAAP:

          (a) plus, to the extent previously deducted in calculating net income (loss): (i) income taxes; (ii) interest expense;
                    (iii) all non-cash charges including depreciation and amortization; (iv) the amount of expenses paid for regional and corporate overhead, including but not limited to automobiles, administrative fees, legal, accounting and other professional services, office supplies, travel and entertainment; and (v) non-recurring expenses, including those required by the Franchisor;

          (b) minus a standard management fee of 2.0% of gross sales for any 12-month period.

          "Affiliate" shall mean (a) any entity which Borrower or Guarantor, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five (5%) percent or more of any class of stock or partnership interest of such entity, or (b) any Person that controls, is controlled by or is under common control with Borrower or Guarantor. For the purpose of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, partnership interest, by contract or otherwise.

          "Agreement" shall mean this Loan Agreement.

          "Asset Purchase Agreement" means that certain Asset Purchase Agreement dated as of December 23, 1996, by and among Sybra, Inc., Valcor, Inc. and USRP (as assigned to USRP by U. S. Restaurant Properties, MLP, a master limited partnership under the laws of the State of Delaware), as amended.

          "Borrower" shall have the meaning given to that term in clause (1) of the introductory paragraph, being the surviving entity of a merger between Sybra, Inc. and Newco, together with any other Person succeeding thereto by merger, consolidation or acquisition of Borrower's assets substantially as an entirety or any legal representative, heir, estate, successor or assignee thereof.

          "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Agreement to a "day" or a "date" shall be to a calendar day unless specifically referenced as a Business Day.

          "Capital Expenditures" shall mean, for any specified period, the aggregate of all gross expenditures during such period for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are required to be capitalized on the balance sheet of the Borrower, including the balance sheet amount of any capitalized lease obligations incurred during such period.

          "Capital Lease" means all leases which have been or should be capitalized on the books of the Borrower in accordance with GAAP.

          "Cash Payment" shall mean with respect to any Person identified, a payment or distribution by Borrower of or on account of (i) a cash dividend or distribution in respect of Borrower's capital stock, (ii) Indebtedness or any other loan or advance of

                                     1.01-1
money, (iii) an operating or true lease, (iv) real, tangible or intangible property, or (v) cash for any reason of any kind or nature whatsoever, other than a payment by Borrower of cash in respect of (v-1) a reasonable salary, wage and bonus commensurate with employment experience which is paid by Borrower to its officers and employees, and reasonable director's fees which are paid by Borrower to its directors in the ordinary course of Borrower's business and consistent with the reasonable business plans of Borrower for the acquisition, development and operation of Arby's restaurants, subject, however, to the terms and conditions of Attachment 9 as to each Person/position noted thereon which employment relationship is acceptable to Lender, (v-2) reimbursing the directors, officers and employees of Borrower for travel, entertainment and miscellaneous expenses (miscellaneous expenses as construed under GAAP) incurred by such director, officer or employee on behalf of Borrower, (v-3) reimbursing Guarantor for the reasonable legal, accounting, tax and insurance expenses and fees incurred and paid by Guarantor on behalf of Borrower, along with reimbursement to the Guarantor for any payment made by Guarantor, for administrative convenience purposes, of any salary set forth on Attachment 9, and (v-4) reimbursing Guarantor on a one time basis for commitment fees, application deposit, Deloitte & Touche expenses and closing costs incurred and paid by Guarantor on behalf of Borrower in connection with this Agreement and the transactions contemplated hereby, but not to exceed in any event the aggregate sum of $500,000 as evidenced by a reasonably detailed accounting delivered by Guarantor to Lender; provided that upon reimbursement of such sums by Borrower to Guarantor, Borrower shall have as of the Closing Date a collected cash bank account balance equal to or greater than $3,000,000 after payment of such reimbursement as if such reimbursement was paid on the Closing Date.

          "Closing Date" shall mean April 30, 1997, or such other date as may be agreed to by Lender and Borrower, provided that such other date is not later than May 16, 1997.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral" shall mean the meaning given to that term in the Security Agreement.

          "Condemnation" means any condemnation or other taking or temporary or permanent requisition of any Collateral or a Restaurant, any interest therein or right appurtenant thereto, or any change of grade affecting the Collateral or any Restaurant, or any part thereof, as the result of the exercise of any right of condemnation or eminent domain. A transfer in lieu or anticipation of Condemnation shall be deemed to be a Condemnation.

          "Contingent Obligation" means with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

          "Contractual Obligation" of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound, and shall include, in the case of Borrower, without limitation, each Franchise Agreement and each Lease.

          "Current Assets" means as of any date, the current assets of the Borrower determined in accordance with GAAP.

          "Current Liabilities" means as of any date, the current liabilities of the Borrower determined in accordance with GAAP.

          "Current Ratio" means as of any date (i) the sum total of Borrower's Current Assets less: (a) all accounts receivable other than those arising through credit card sales; (b) receivables from Guarantor or any Affiliate; and
(c) cash in the Escrow Account, with such foregoing sum, divided by (ii) the sum total of Borrower's Current Liabilities less the current payment portion of Indebtedness, each as determined in accordance with GAAP.


                                     1.01-2

          "Default" shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

          "Default Rate" shall mean the higher of (i) the rate specified in
Section 2.01(b) plus two percent (2%) or (ii) the reference rate publicly announced by Bank of America, NT&SA, San Francisco, California, as it may change from time to time, plus two percent (2%).

          "Determination Date" shall also mean the date of the Prepayment Date.

          "Environmental Indemnity Agreement" shall mean that certain Environmental Indemnity Agreement substantially in the form of Exhibit J and to be dated of even date herewith.

          "Environmental Laws" means all present and future Legal Requirements relating to the protection of human health and safety or the environment, including, without limitation, (a) all Legal Requirements, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the presence, generation, discharge, release, removal, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, emissions, contaminants, or hazardous, radioactive or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Legal Requirements pertaining to the protection of the health and safety of employees or the public.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          "Escrow Account" shall mean an interest bearing deposit, savings or money market account in the name of Borrower which, is maintained at a financial institution and with the terms of such account each being acceptable to Lender in its sole discretion.

          "Estoppel" shall mean an estoppel agreement to be executed and delivered by a Landlord for each Lease in respect of a Restaurant which is Primary Collateral, in form and substance acceptable to Lender; provided that in no event shall the term Estoppel mean any Lease for any such Restaurant which is located in a "mall."

          "Event of Default" shall have the meaning given to that term in Paragraph 6.01.

          "Exculpated Person" shall the meaning indicated in Section 7.11.

          "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of income and of changes in cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual financial review, all prepared in reasonable detail.

          "Franchise Agreement" shall mean each License, License Agreement, Franchise Agreement or similar agreement between Franchisor and Borrower with respect to the operation of a Restaurant.

          "Franchisor" shall mean Arby's, Inc., a __________________ corporation, or its successors or assigns under the Franchise Agreement.

          "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently followed.



                                     1.01-3

          "Governmental Charges" shall mean all levies, assessments, fees, claims or other charges imposed by any governmental authority upon or relating to (i) Borrower, (ii) the Loan, (iii) employees, payroll, income or gross receipts of Borrower, or (iv) the ownership or use of any of its assets by Borrower.

          "Guarantor" shall mean I.C.H. Corporation, a Delaware corporation.

          "Guaranty Agreement" shall mean that certain Guaranty Agreement substantially in the form of Exhibit K and to be dated of even date herewith.

          "Impositions" shall mean all taxes, assessments and other governmental charges, ground rents, or other rents, rates and charges, excises, levies, fees and other charges (public or private) which may be assessed, levied, confirmed or imposed on, or in respect of or be a lien upon the Collateral or the Restaurant or any part thereof or any interest therein.

          "Indebtedness" shall mean and include (i) with respect to any Person,
(a) all items of indebtedness and liabilities which, in accordance with GAAP, would be included in determining liabilities that are shown on the liability side of the balance sheet of such Person, including, without limitation, Additional Debt and Capital Leases, (b) all indebtedness and liabilities of other Persons assumed or guaranteed by such Person or in respect to which such Person is secondarily or contingently liable whether by any agreement to acquire indebtedness and liabilities or to supply or advance funds or otherwise, and (c) all indebtedness and liabilities of other Persons secured by any Lien in any property of such Person; and, (ii) with respect to any Restaurant, (a) all items of indebtedness and liabilities which, in accordance with GAAP, would be included in determining liabilities that are shown on the liability side of the balance sheet of such Restaurant, (b), to the extent such indebtedness or liability specifically relates to the Restaurant or depends on Restaurant cash flow for repayment (as provided in an assumption of debt, guaranty or other agreement), all indebtedness and liabilities of other Persons assumed or guaranteed by any Person or in respect of which such Person is secondarily or contingently liable whether by any agreement to acquire indebtedness and liabilities or to supply or advance funds or otherwise and (c) all indebtedness and liabilities secured by any Lien on any property used in the operation of such Restaurant, to the extent not included pursuant to clauses (a) and (b).

          "Insurance Proceeds" means, at any time, all insurance proceeds or payments to which Borrower may be or become entitled by reason of any casualty under the insurance policies with respect to a Restaurant required to be maintained pursuant to this Agreement plus (i) if Borrower fails to maintain any of the insurance policies required under this Agreement, the amounts which would have been available with respect to such casualty had Borrower maintained such insurance policies; and (ii) all insurance proceeds and payments to which Borrower may be or become entitled, including, without limitation, pursuant to title insurance or by reason of any casualty under any other insurance policies coverage maintained by Borrower with respect to the Restaurant.

          "Intercreditor Agreement (USRP)" shall mean that certain Intercreditor Agreement by and among the USRP, the Borrower and the Lender.

          "Investment" shall mean (i) the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), (ii) any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business for the operation of an Arby's restaurant), (iii) any purchase or commitment or option to purchase stock or other debt or equity securities or instrument of or any interest in another Person, or other form of infusion of capital into a Person, or any integral part of any business or the assets comprising such business or part thereof, and (iv) any loan, extension of credit or advance of money to a Person. The amount of any Investment shall be the original cost or amount of such Investment plus the cost or amount of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Landlord" shall mean each landlord, lessor or similar person in respect of a Lease.

          "Lease" shall mean each Lease Agreement, Ground Lease Agreement or similar agreement covering real property upon which a Restaurant is located.

          "Leasehold Mortgage" shall mean that certain Leasehold Mortgage (or Leasehold Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Fixture Filing, in respect of each Lease for a Restaurant which is Primary Collateral, substantially in the form of Exhibit F (or in such form as required by local law); provided that in no event shall the term Leasehold Mortgage apply to any Lease for any such Restaurant which is located in a "mall."


                                     1.01-4

          "Legal Requirements" shall mean all laws, rules, regulations, judgments, orders, permits, licenses, authorizations and other requirements of and agreements with all governments, department agencies, courts and officials, which now or hereafter shall be applicable to the Collateral or the Restaurant or any part thereof or any use or condition thereof including, without limitation, all Environmental Laws.

          "Lender" shall have the meaning given to that term in clause (2) of the introductory paragraph hereof.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Loan" shall have the meaning given to that term in Section 2.01(a).

          "Loan Documents" shall mean and include this Agreement, each Note, the Security Agreement, each Leasehold Mortgage (or Leasehold Deed of Trust), each Estoppel, each Mortgage Non-Disturbance Agreement, the Negative Pledge Agreement, the Environmental Indemnity Agreement, the Guaranty Agreement, the Intercreditor Agreement (USRP), the Solvency Certificate and all other documents, instruments and agreements delivered to Lender in connection with this Agreement.

          "Loan Maturity Date" shall have the meaning given to that term in
Section 2.01(c).

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of a Restaurant which is Primary Collateral; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents; (c) the rights and remedies of Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement; or (d) the value or use of the Collateral as to a Restaurant which is Primary Collateral, Lender's Liens in such Collateral or the perfection or priority of such Liens; or (e) any Franchise Agreement or any Lease, excluding a Franchise Agreement or a Lease which has been consensually terminated in respect of a Released Restaurant where such consensual termination does not create, cause or constitute a Material Adverse Effect under sub-paragraphs (a), (b), (c) or (d) set forth above in this Definition.

          "Merger" shall mean the merger of Newco with and into Sybra, Inc.

          "Memorandum of Lease" means a memorandum of lease which set forth the material terms of a Lease in respect of a Restaurant which is part of the Primary Collateral.

          "Minimum Liquidity Level" shall have the meaning given to that term in
Section 5.01(s).

          "Mortgage Non-Disturbance Agreement" shall mean the Mortgage Non-Disturbance Agreement to be executed and delivered by any Person who holds a Lien against the real property upon which any Primary Collateral is located, substantially in the form of Exhibit I (or in such form as required by local law); provided that in no event shall the term Mortgage Non-Disturbance Agreement apply to any Lease for any such Primary Collateral which is located in a "mall."

          "Multiemployer Plan": means a multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

          "Note" shall have the meaning given to that term in Section 2.05.

          "Negative Pledge Agreement" shall mean that certain Negative Pledge Agreement covering the property described therein in respect of the Secondary Collateral, substantially in the form of Exhibit H and to be dated of even date herewith.

          "Negative Rate Movement" shall mean with respect to any Note being prepaid and any Determination Date, an amount equal to the greater of (i) the difference of (x) the Treasury Rate on the Closing Date minus (y) the Treasury Rate on such Determination Date, and (ii) zero.


                                     1.01-5

          "Newco" shall mean SY Acquisition Corp., a Delaware corporation, which is the wholly owned subsidiary corporation of Guarantor.

          "Obligations" shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Loan Documents, including, without limitation, all interest, Yield Maintenance Amount, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to Borrower or payable by Borrower hereunder or thereunder.

          "Origination Fee" shall have the meaning given to that term in Paragraph 2.02.

          "Payment Date" shall mean with respect to any Note being prepaid, each date after the Determination Date on which the Borrower is required to make a payment of principal under such Note.

          "PBGC" means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          "Permitted Liens" shall mean and include:

               (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, as provided in Subparagraph 5.01(m);

               (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, as provided in Subparagraph 5.01(m);

               (c) Deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

               (d) The Liens described in Schedule 2.01, but only to the extent that the amount of the Indebtedness secured by any such Lien does not at any time exceed the amount of such Indebtedness so secured by such Lien on the date of this Agreement or at any time after the date of this Agreement; and

               (e) Liens securing the Obligations.

          "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a joint venture or other entity or a governmental authority.

          "Plan" means each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

          "Post Distribution Fixed Charge Ratio" shall mean the Pre Distribution Fixed Charge Ratio adjusted to take into account the amount of any Cash Payment(s) and the amount of any Investment, as illustrated on Attachment 7 hereto.

          "Pre Distribution Fixed Charge Ratio" shall mean (i) the sum of the Adjusted Free Cash Flow and all rent expense (defined as building and ground operating lease expense plus percent rent plus capitalized building lease expense for any Arby's restaurants specified (net of principal and interest), minus rent on regional and corporate offices and inactive units) during any period in determination, divided by (ii) the sum of all payments required to be made by Borrower during any period in determination (a) with respect to all of its Indebtedness including any payments pursuant to any lease(s) required to be capitalized in accordance with GAAP for, related in any manner to or in respect of the Arby's restaurants specified and (b) pursuant to any real property leases for the Arby's restaurants specified, as the foregoing calculation is illustrated for example purposes on Attachment 6 hereto; it being the purposes and


                                     1.01-6
intent of Lender and Borrower in regard to the term "specified restaurants" that the Pre Distribution Fixed Charge Ratio at times may be applied to only the Restaurants as noted in Section 2.07(c) or all of the Arby's restaurants of Borrower on a consolidated basis.

          "Prepayment Date" shall have the meaning given to that term in Paragraph 2.03(a).

          "Primary Collateral" means each Restaurant described on Attachment 2.

          "Principal Amount(s)" shall mean, with respect to any Note being prepaid, the amount of principal due on a Payment Date

          "Proforma Basis" shall mean the calculation of the Pre Distribution Fixed Charge Ratio over the required prior monthly period and with giving full effect to any contemplated Indebtedness and payments thereon as if the same had been incurred by Borrower on the first calendar day on which such required prior monthly period began.

          "Property" shall mean the real property described in a Lease.

          "Related Persons" shall mean collectively, all Affiliates and Subsidiaries of Borrower.

          "Released Restaurant": shall mean (i) each Primary Collateral location were the liens against which are required to be released by Lender under Section 2.07(c) if Borrower has fully complied with the terms and conditions of Section 2.07(c), (ii) the Secondary Collateral on the date that Lender is required to release Borrower from the terms and conditions of the Negative Pledge Agreement in accordance with Section 2.07(d), (iii) each Restaurant set forth on Attachment 8 which is denoted as being a Resturant that may be closed, and (iv) a Restaurant of Borrower located in the State of Florida which was sold by Borrower if Borrower has fully complied with the terms and conditions of Section 2.07(c) to the extent required under Section 5.02(b) with respect to a such Restaurant located in the Sate of Florida.

          "Remaining Average Life" shall mean, with respect to any Note being prepaid and the Closing Date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (i) the sum of the Remaining Principal Payments for such Note into (ii) the sum of the products obtained by multiplying
(a) each Remaining Principal Payment by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between the first day of the month following the date of such Note (or the date of the Note, if such date is the first day of the month) and the Payment Date for such Remaining Principal Payment.

          "Remaining Principal Payment(s)" shall mean with respect to any Note being prepaid and any Determination Date, the Principal Amount(s) with respect to such Note that would be or become due on or after such Determination Date.

          "Restaurant" shall mean each Arby's restaurant listed on Attachment 1.

          "Secondary Collateral" means each Restaurant described on Attachment
3.

          "Security Agreement" shall mean the Security Agreement covering the property described therein in respect of the Primary Collateral, substantially in the form of Exhibit G (or in such form as required by local law) and to be dated of even date herewith.

          "Solvency Certificate" shall mean the Solvency Certificate in the form of Exhibit L and to be dated of even date herewith.

          "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of February 7, 1997, by and between Valcor, Inc., a Delaware corporation, and Newco (as the successor in interest through assignment by Guarantor to Newco), as amended.

          "Subsidiary" shall mean with respect to any Person (including Borrower) in determination (a) any corporation of which more than 50% of the issued and outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such a Person's other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such


                                     1.01-7
partnership, joint venture or other association is at the time owned and controlled by such a Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other subsidiaries, and (c) any other entity included in the Financial Statements of such Person on a consolidated basis.

          "Taxes" shall have the meaning given to such term in Section 2.06.

          "Treasury Rate" shall mean, as of any Determination Date with respect to a Note being prepaid, the yield to maturity implied by the monthly equivalent of either (i) the yield reported as of 10:00 a.m. (New York City time) on the business day next preceding the Determination Date on the display designated at "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Note, or (ii) if such yields have not been reported as of such time or yields reported at such time shall not be ascertainable, the Treasury Constant Maturity Series yield reported for the latest day for which such yields have been so reported as of the business day next preceding the Determination Date in the Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Note.

          "USRP" means U. S. Restaurant Properties Operating L.P., a Delaware limited partnership or its Affiliates.

          "USRP Properties" means any real property and improvements thereon purchased by USRP from Borrower under the Asset Purchase Agreement.

          "USRP Lease Agreement" means each Master Lease Agreement, Lease Agreement or similar agreement, between Borrower and USRP under which USRP is leasing to Borrower any USRP Properties.

          "Yield Maintenance Amount" means, at any Determination Date with respect to any Note being prepaid, an amount equal to the sum of:

          (1) the greater of:

               (x) the sum of the amounts obtained by discounting to the Determination Date, in accordance with accepted financial practice and at a discount factor equal to the Treasury Rate, for each scheduled Payment Date an amount equal to the product of (i) the Remaining Principal Payments on such Payment Date and (ii) one-twelfth of the Negative Rate Movement; and

               (y) One percent (1%) of the unpaid principal balance of such Note;

     plus (2) the sum of the amounts obtained by discounting to the Determination Date, in accordance with accepted financial practice and at a discount factor equal to a rate of ten percent (10%) per annum, for each future scheduled Payment Date an amount equal to the product of (x) the Remaining Principal Payments on such Payment Date and (y) 0.133333% (13.3333 basis points).


                                     1.01-8